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                                                                    Exhibit 10.1

June 11, 2003

Mr. John R. Schwab
325 Rhoads Avenue
Haddonfield, NJ 08033

Dear John:

     We are pleased to offer you the position of Executive Vice President and Chief Financial Officer for RMH Teleservices, Inc. ("RMH" or "Company"). Your offer of employment is contingent upon your executing, the attached Non-Compete, Non-Solicitation and Confidentiality Agreement, as well as your confirmation regarding the other terms and conditions of your employment as described below:

     1. Title: Executive Vice President and Chief Financial Officer, reporting directly to the Chief Executive Officer.

     2.   Effective Date: June 30, 2003.

     3. Base Salary: $235,000 per year, paid in bi-weekly increments of $9,039.00 (less applicable taxes) while you are actively employed by RMH. Your Base Salary will be increased to $250,000 twelve months from your start date with RMH, provided your overall performance is at an acceptable level and you are still actively employed by RMH at that time. Additional increases, if any, will be determined by the CEO and in conjunction with the Compensation Committee of RMH's Board of Directors.

     4. Terms: RMH's employment arrangement with you will be based on the terms herein as described below;

          (a) Termination For Cause Or Due To Death Or Disability. Your employment and this arrangement can be terminated by the Company for Cause, without any advanced notice to you. If you are terminated for Cause, you will be paid your Base Salary through your date of termination. The Company will not be obligated to pay you any severance, bonus or other compensation or benefits following the termination date. However, the Non-Competition, Non-Solicitation and Confidentiality Agreement will survive your employment termination.

          (b) Termination by Company Without Cause. Your employment is at will, but if you are terminated by RMH without Cause, you will be eligible for twelve
(12) months severance at your then current Base Salary so long as you (i) execute a Severance Agreement / General Release in a form acceptable to RMH and
(ii) continue to comply with the Non-Competition, Non-Solicitation and Confidentiality Agreement (which is a condition of your employment) and will survive this Term Sheet and your employment with RMH. The severance would be in lieu of any other consideration under the provisions of this Term Sheet and/or under any other Company policy or plan. Please note, however, that

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your Base Salary, Annual Bonus, benefits and any other compensation would stop as of the date of termination

          (c) Termination By You. If you terminate your employment with RMH for any reason, you must give RMH thirty (30) days written notice. Upon receipt of such notice, RMH can terminate your employment at any time prior to the end of the thirty (30) day period ("actual termination date") and will not be required to pay you any compensation (i.e., Base Salary, Annual Bonus, severance or benefits) past such actual termination date. Upon such termination, you would be eligible to receive your Base Salary for all days worked prior to your actual termination date, but no additional Base Salary, benefits, severance, Annual Bonus or other consideration. However, the Non-Competition, Non-Solicitation and Confidentiality Agreement will survive this Term Sheet and your employment termination.

     5. Annual Bonus: Beginning fiscal year 2004, you may be eligible to participate in the RMH Incentive Compensation Plan (no maximum on bonus pool) if, in the sole discretion of the RMH Board of Directors, you meet the target goals (both the Company's target goals and the personal goals set for you by the Company). Such Annual Bonus, if any, will be paid within a reasonable time following the close of the fiscal year and only if you are actively employed by RMH at such time.

     6. Vacation: Four (4) weeks paid vacation annually, not to be carried over year to year. Unused vacation is forfeited by you upon your separation from the Company.

     7. Benefits: You will be eligible to participate in RMH's benefit plans, which currently consist of medical, dental, prescription, vision, life insurance and long-term disability insurance, subject to the terms, conditions and restrictions of the benefit plans.

     8. Non-Compete, Non-Solicitation, Confidentiality: You will be required to execute the attached Non-Competition, Non-Solicitation and Confidentiality Agreement.

     9. Option: The Company will make a request to the relevant Committee, in accordance with the RMH Teleservices, Inc 1996 Stock Incentive Plan, that the Committee grant you an option for 70,000 RMH Common Shares under the RMH Teleservices, Inc 1996 Stock Incentive Plan that will vest over a period of three(3) years at a strike price equal to the stock price on the close of business on the first date of your employment with the company. Additionally, twelve (12) months from the original grant, you will receive an additional 25,000 shares at the then current market rate, provided your overall performance is at an acceptable level and you are still actively employed by RMH at that time. In the event all other RMH executive officers are granted stock options at any time during your active employment with RMH as an executive officer, you will also be eligible for such a grant of options in accordance with the terms and conditions of the RMH Teleservices, Inc. 1996 Stock Incentive Plan.

     10.  Change of Control:

          (a) If your employment is terminated by the Company for any reason other than Cause any time within six (6) months after a Change in Control, you will be eligible for eighteen (18) months of severance in lieu of any other Base Salary, bonus, severance or other compensation or benefits, but only if you also execute (i) a Severance Agreement/General Release in a form acceptable to RMH and (ii) continue to comply with the Non-Competition, Non-Solicitation and Confidentiality Agreement. This Change of Control severance would be paid in lieu of any other consideration under the provisions of this Term Sheet (including Paragraph 4(b) above) and/or under any other Company policy or plan.

                                       -2-

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          (b)  The Change of Control severance would be paid out in equal installments in accordance with the Company's regular payroll practices. The rate of severance will be paid at the same rate as your pre-separation base salary rate.

          (c)  The definition of Change of Control is limited to:

               (i) any "person" as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 ("the Exchange Act") (other than the Company, any subsidiary of the Company, any "person" (as defined herein) acting on behalf of the Company as underwriter pursuant to an offering who is temporarily holding securities in connection with such offering, any trustee or other fiduciary holding securities under an Executive benefit plan of the Company, or any "person" who, on the date the RMH Teleservices, Inc. 1996 Stock Incentive Plan (the "Plan") is effective, shall have been the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) of or have voting control over shares of capital stock of the Company possessing more than thirty percent (30%) of the combined voting power of the Company's then outstanding securities, excluding any transactions whereby RT Investors LLC transfers some or all of its shares to its members and excluding transfers between and among any members of RT Investors LLC) is or becomes the "beneficial owner" (as herein above defined), directly or indirectly, of securities of the Company representing thirty percent (30%) or more of the combined voting power of the Company's then outstanding securities;

               (ii) the shareholders of the Company approve a merger or consolidation of the Company with any other corporation or other legal entity, other than (1) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation or (2) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no "person"(other than a "person" who, on the date the Plan is effective, shall have been the "beneficial owner" of or have voting control over shares of capital stock of the Company possessing more than fifty percent (50%) of the combined voting power of the Company's then outstanding securities) acquires more than fifty percent (50%) of the combined voting power of the Company's then outstanding securities; or

               (iii) the shareholders of the Company approve a plan of complete liquidation of the entire Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets (or any transaction having a similar effect).

Please confirm your acceptance by signing and dating the space below. Retain one
(1) copy of the letter for yourself and return the original as soon as possible.

                                       -3-

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                                                         Sincerely,


                                                         /s/ John A. Fellows
                                                         -----------------------
                                                         John A. Fellows
                                                         Chief Executive Officer


ACCEPTED BY:


/s/ John R. Schwab                                       June 11, 2003
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John R. Schwab                                           Date